Exhibit 99.1
KINDER MORGAN GENERATES MORE THAN $1.2 BILLION OF
DISTRIBUTABLE CASH FLOW FOR FIRST QUARTER 2016

$954 Million of Cash in Excess of Declared Dividends Generated in the Quarter

HOUSTON, April 20, 2016 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a quarterly cash dividend of $0.125 ($0.50 annualized) payable on May 16, 2016, to shareholders of record as of the close of business on May 2, 2016. KMI expects to declare dividends of $0.50 per share for 2016 and use cash in excess of dividend payments to fund growth investments and strengthen its balance sheet.
“Despite continued headwinds in our industry, we are pleased with KMI's performance for the quarter, and we are pleased to have generated $954 million of cash in excess of dividends during the quarter,” said Richard D. Kinder, executive chairman. “Given our tremendous amount of cash flow, we do not need to access the capital markets to fund growth projects in 2016. This cash flow in excess of our dividends insulates us from challenging capital markets and significantly enhances our credit profile. Moreover, by continuing to high-grade our backlog, we do not expect to need to access the capital markets to fund our growth projects for the foreseeable future beyond 2016.
“We are confident that our world-class assets, substantial fee-based cash flow, and ability to fund our growth projects with internally generated cash positions us extremely well to continue to withstand current market headwinds. Additionally, when our future cash flow exceeds our investment needs, we expect to be in a position to further strengthen our balance sheet and return substantial value to shareholders.”
President and CEO Steve Kean said, “We had a good first quarter and once again, Kinder Morgan demonstrated the resiliency of the company's cash flows, generated by a large diversified portfolio of fee-based assets. KMI produced distributable cash flow before certain items of $0.55 per common share for the first quarter, resulting in $954 million of excess cash coverage above our dividend. For the first quarter, our five business segments produced $1.940 billion in segment earnings before DD&A and certain items, up 1 percent from the first quarter of 2015, primarily driven by increases in our Natural Gas Pipelines and Products Pipelines segments, partially offset by a decline in our CO2 segment.
“We reduced our growth capital backlog from $18.2 billion at the end of the fourth quarter 2015 to $14.1 billion at the end of the first quarter 2016. The reduction in our backlog was driven primarily by the removal of the Northeast Energy Direct (NED) Market project due to insufficient contractual commitments from customers in the New England market, and the removal of the Palmetto Pipeline project following unfavorable action by the Georgia legislature regarding eminent domain authority and permitting for petroleum pipelines,” Kean said.
Kean added, “We continue to focus on high-grading our growth project backlog to allocate capital to the highest return opportunities by reducing spend, improving returns and selectively joint venturing projects where appropriate. As a clear demonstration of these efforts, we have reduced our 2016 growth capital forecast to approximately $2.9 billion, a $1.3 billion reduction from our December 2015 guidance of approximately $4.2 billion. We believe these efforts will allow us to more quickly strengthen our balance sheet and will benefit our company, employees and our investors for the long term.”
KMI reported first quarter distributable cash flow before certain items available to common shareholders of $1.233 billion versus $1.242 billion for the comparable period in 2015. This decrease for the quarter is primarily attributable to a decline in our CO2 segment and higher preferred stock dividends, partially offset by increases in our Natural Gas Pipelines and Products Pipelines segments. Distributable cash flow per common share before certain items was $0.55 for the first quarter, compared to $0.58 for the first quarter last year. First quarter net income before certain items was $446 million compared to $445 million for the same period in 2015. The slight increase in net income before certain items was driven by higher segment earnings offset by higher DD&A expense, book taxes, and general and administrative expense. Certain items after tax in the first quarter totaled a net loss of $132 million, driven by the $170 million write-off of costs associated with the NED Market and Palmetto Pipeline projects, $85 million of losses on asset disposals and impairments in our CO2, Terminals, Natural Gas Pipelines, and Products Pipelines segments, partially offset by $103 million of lower book taxes. The 2016 first quarter certain items loss compares to a certain items loss of $26 million for the same period of 2015. For the quarter, net income after certain items was $314 million compared to $419 million for the first quarter of 2015.

2016 Outlook
For 2016, KMI expects to declare dividends of $0.50 per share. KMI's budgeted distributable cash flow available to common equity holders (i.e., after payment of preferred dividends) is approximately $4.7 billion and budgeted EBITDA is approximately $7.5 billion. Due to continued weakness in the energy sector in 2016, the company now expects EBITDA to be about 3 percent below its plan and distributable cash flow to be about 4 percent below its plan. KMI expects to generate excess cash sufficient to fund its growth capital needs without needing to access capital markets and expects to achieve its targeted year-end debt to EBITDA ratio of 5.5 times. KMI's growth capital forecast for 2016 is approximately $2.9 billion, a reduction of $400 million from its budget of approximately $3.3 billion and a reduction of $1.3 billion from its preliminary 2016 guidance of approximately $4.2 billion.
The overwhelming majority of cash generated by KMI is fee-based and therefore is not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, and KMI hedges the majority of its next 12 months of oil production to minimize this sensitivity. For 2016, the company estimates that every $1 per barrel change in the average West Texas Intermediate (WTI) crude oil price from the company's budget of $38 per barrel would impact its budgeted distributable cash flow by approximately $6.5 million and each $0.10 per MMBtu change in the price of natural gas from the company's budget of $2.50 per MMBtu would impact its budgeted distributable cash flow by approximately $0.6 million. The company’s sensitivity to oil and gas prices for the remainder of the year substantially declines as the year progresses and as additional hedges are put in place.
In light of the continued weak commodity price environment, KMI continues to closely monitor counterparty exposure and obtain collateral when appropriate. However, the company has operations across a broad set of industries and has a large customer base, with its average customer representing less than one-tenth of a percent of annual revenues. Additionally, approximately two-thirds of KMI's revenue from material counterparties comes from customers who are end-users of the products KMI transports and stores, such as utilities, local distribution companies, refineries and large integrated firms.

Overview of Business Segments

The Natural Gas Pipelines business produced first quarter segment earnings before DD&A and certain items of $1.130 billion, as compared to $1.087 billion for the same period last year.

“Growth in this segment compared to the first quarter last year was led by contributions from the Hiland acquisition and improved performance on Tennessee Gas Pipeline (TGP) driven by projects placed into service and favorable 2016 firm transportation revenue,” Kean said. “First quarter growth was partially offset by lower commodity prices and reduced volumes affecting certain of our midstream gathering and processing assets. The expiration of a minimum volume contract at KinderHawk, a customer contract buyout at Kinder Morgan Louisiana pipeline and unfavorable contract renewals on Cheyenne Plains pipeline also negatively impacted earnings.”
Natural gas transport volumes were down 2 percent compared to the first quarter last year, driven by lower throughput on Wyoming Interstate Company pipeline due to lower production in the Rockies and lower throughput on TGP, Southern Natural Gas pipeline (SNG) and Natural Gas Pipeline Company of America (NGPL) as a result of milder weather during the first quarter of 2016 compared to the same period in 2015. These decreases were partially offset by higher throughput on the El Paso Natural Gas pipeline from additional deliveries to California and higher throughput into Mexico on the Sierrita Gas Pipeline.
Natural gas continues to be the fuel of choice for America’s evolving energy needs, and industry experts are projecting gas demand increases of over 35 percent to nearly 110 billion cubic feet per day (Bcf/d) over the next 10 years. Over the last two years, KMI has entered into new and pending firm transport capacity commitments totaling 8.2 Bcf/d (1.8 Bcf/d of which is existing, previously unsold capacity). Of the natural gas consumed in the United States, about 38 percent moves on KMI pipelines. Future opportunities include greater demand for gas-fired power generation across the country, liquefied natural gas (LNG) exports, exports to Mexico and continued industrial development, particularly in the petrochemical industry.

The CO2 business produced first quarter segment earnings before DD&A and certain items of $223 million, down from $281 million for the same period in 2015.
“As expected, lower commodity prices impacted earnings in this segment, as our realized weighted average oil price for the quarter was $59.55 per barrel compared to $72.62 per barrel for the first quarter of 2015,” Kean said. “Combined oil production across all of our fields was down 7 percent compared to 2015 on a net to Kinder Morgan basis, primarily driven by lower SACROC production, although SACROC’s production was consistent with our plan. First quarter 2016 net NGL sales volumes of 9.9 thousand barrels per day (MBbl/d) were down 1 percent compared to the same period in 2015. Net CO2 volumes increased 2 percent versus the first quarter of 2015. In addition, we continued to offset some of the impact of lower commodity prices by generating cost savings across our CO2 business,” Kean said. Kinder Morgan’s 2016 budget assumes an average WTI crude oil price of approximately $38 per barrel.
Combined gross oil production volumes averaged 56.4 MBbl/d for the first quarter, down 6 percent from 59.8 MBbl/d for the same period in 2015. SACROC’s first quarter gross production was 15 percent below first quarter 2015 results, but consistent with plan, and Yates gross production was 1 percent above first quarter 2015 results and above plan for the quarter. First quarter gross production from Katz, Goldsmith and Tall Cotton was 31 percent above the same period in 2015, but below plan. The average WTI unhedged crude oil price for the first quarter was $33.45 per barrel versus $48.63 for the first quarter of 2015.

The Terminals business produced first quarter segment earnings before DD&A and certain items of $269 million, up 2 percent from $264 million for the same period in 2015.
“We experienced strong performance at our liquids terminals, which accounted for 77 percent of the segment's first quarter 2016 earnings and generated $29 million more segment earnings before DD&A and certain items as compared to the same period in 2015. This performance was driven by various expansions across our network, including contributions from new operations at Edmonton Rail terminal, Geismar Methanol terminal and Deer Park Rail terminal. Contributions from our interest in the newly formed refined products terminals joint venture with BP, our Vopak terminals acquisition and the Jones Act tankers also contributed significantly to growth in this segment, including the delivery of the Lone Star State tanker in December 2015,” Kean said.
“Growth from our liquids terminals was partially offset by a reduction of $24 million in first quarter segment earnings before DD&A and certain items from our bulk terminals as compared to the same period in 2015. This reduction was driven by the bankruptcies of coal customers Arch Coal, Alpha Natural Resources and Peabody Energy, which had a negative year-over-year impact of approximately $27 million to earnings before DD&A and certain items for the quarter. The year-over-year impact of the bankruptcies for the full year is roughly the same as the impact for the first quarter, owing to write-offs taken in later periods during 2015. Continued weakness in global coal markets led to a 59 percent decline in export coal volumes in the first quarter of 2016 versus the same period in 2015.”

The Products Pipelines business produced first quarter segment earnings before DD&A and certain items of $287 million, up 17 percent from $245 million for the comparable period in 2015.
“Growth in this segment compared to the first quarter of 2015 was driven by higher volumes on the Kinder Morgan Crude and Condensate pipeline (KMCC), the startup of the petroleum condensate processing facility along the Houston Ship Channel during 2015, contributions from the Double H pipeline, which was part of our Hiland acquisition, and favorable performance on our SFPP system, driven by greater refined products throughput,” Kean said.
Total refined products volumes were up 2.3 percent for the first quarter versus the same period in 2015, driven by segment gasoline and jet fuel volumes, which were up 3.3 percent and 2.8 percent, respectively, compared to the first quarter of 2015. NGL volumes were down 3.5 percent from the same period last year. Crude and condensate volumes were up 67.3 percent from the first quarter of 2015 primarily due to the continued ramp up of volumes on KMCC and placing the Double H pipeline in service in February 2015.

Kinder Morgan Canada produced first quarter segment earnings before DD&A and certain items of $40 million versus the $41 million it reported for the same period in 2015.  Demand for capacity remained high on the Trans Mountain pipeline system in the first quarter, with mainline throughput into Washington state up 17 percent from the same period last year. The earnings decline was primarily due to an unfavorable foreign exchange rate, as the Canadian dollar declined in value by approximately 10 percent since the first quarter of 2015.

Other News

Natural Gas Pipelines

•
On March 17, 2016, the FERC issued an Environmental Assessment for the $156 million, 145,000 dekatherms per day (Dth/d) Susquehanna West project, designed to deliver Marcellus gas supply to an interconnection with National Fuel Gas Supply LLC. Issuance of a FERC certificate is expected in June 2016, with anticipated in-service on Nov. 1, 2017.

•
On March 11, 2016, the FERC issued an Environmental Assessment for the $447 million TGP Broad Run Expansion project. Subject to regulatory approvals, the Broad Run Expansion project will provide an incremental 200,000 Dth/d of firm transportation capacity along the same capacity path as the Broad Run Flexibility project, which was placed in service on Nov. 1, 2015. In 2014, Antero Resources was awarded a total of 790,000 Dth/d of 15-year firm capacity under the two projects from a receipt point on TGP's Broad Run

Lateral in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for the combined projects are approximately $800 million. The anticipated in-service date of the Broad Run Expansion project is June 1, 2018.

•
On March 11, 2016, the FERC issued TGP a Certificate of Public Convenience and Necessity for its proposed $93 million Connecticut Expansion project. The project will upgrade portions of TGP’s existing system in New York, Massachusetts and Connecticut, providing approximately 72,100 Dth/d of additional firm transportation capacity for three customers.

•
On Feb. 5, 2016, the FERC issued an Environmental Assessment for the approximately $2 billion Elba Liquefaction project. The deadline for all federal authorizations required for issuance of the FERC certificate is May 5, 2016. The first of 10 liquefaction units is expected to be placed in service in the second quarter of 2018, with the remaining nine units coming online before the end of 2018. This project is supported by a 20-year contract with Shell.

•
The deadline for all federal authorizations required for issuance of FERC certificates for the expansion projects on the Elba Express and SNG pipelines coincides with the May 5 deadline for Elba Liquefaction. These projects, with estimated investment totaling approximately $306 million, are projected to be placed into service beginning in the fourth quarter of 2016.

•
On March 17, 2016, FERC granted NGPL’s request for certificate authorization for the approximately $81 million Chicago Market Expansion project. This project will increase NGPL’s capacity by 238,000 Dth/d and provide transportation service on its Gulf Coast mainline system from the Rockies Express Pipeline interconnection in Moultrie County, Illinois, to points north on NGPL’s system. The company has executed binding agreements with four customers for incremental firm transportation service to markets near Chicago. Construction is expected to begin in the second quarter of 2016 and the project is expected to be placed into service in the fourth quarter of 2016.

•
On April 12, 2016, NGPL paid down the majority of its remaining term loan balance and all of its revolving credit facility borrowings using proceeds from a $623 million capital contribution from KMI and Brookfield Infrastructure Partners L.P., who each own a 50 percent interest in NGPL.  KMI’s share of this contribution, $311.5 million, was included in the company’s 2016 growth capital budget.

•
The Texas Intrastate Natural Gas Pipeline Group continues construction work on its $78 million Crossover project, which will expand its system to provide additional natural gas deliveries into the Nueces County area of South Texas and to other expanding markets along the system.  When fully constructed, the project will provide over 1,000,000 Dth/d of new transportation capacity to serve customers in Texas and Mexico, with initial incremental volumes coming online in June 2016.

CO2

•
Kinder Morgan has completed its approximately $240 million Cow Canyon expansion project in southwestern Colorado, and the associated facilities have been placed into service. This project will accommodate additional CO2 production capacity in the McElmo Dome source field, up to 200 million cubic feet per day.

•
Work continues on the northern portion of the Cortez Pipeline expansion project. The approximately $159 million project will increase CO2 transportation capacity on the Cortez Pipeline from 1.35 Bcf/d to 1.5 Bcf/d. The pipeline transports CO2 from southwestern Colorado to eastern New Mexico and West Texas for use in enhanced oil recovery projects. Four of the five pump stations are anticipated to be completed in the second quarter of 2016, with the remaining pump station expected to be completed in the fourth quarter of 2016.

Terminals

•
On Feb. 1, 2016, Kinder Morgan closed its approximately $350 million acquisition of 15 refined products terminals in the United States from BP Products North America Inc. The terminals have approximately 9.5 million barrels of storage capacity and associated infrastructure. Kinder Morgan and BP Products North America Inc. formed a joint venture limited liability company (JV) to own 14 of the acquired assets, which Kinder Morgan will operate.  Kinder Morgan owns a 75 percent interest in the JV. The fifteenth terminal will be owned solely by KMI. In connection with the transaction, BP entered into commercial agreements securing long-term storage and throughput capacity from the JV, which plans to market remaining capacity to third-party customers. This investment was included in Kinder Morgan's 2016 capital plan as discussed in its Jan. 27 investor conference.

•
At the end of March 2016, the first of two new deep-water liquids docks being developed along the Houston Ship Channel was placed into service with the second to follow by the fourth quarter of this year. The docks, which are pipeline connected to Kinder Morgan’s Pasadena and Galena Park terminals via three cross-channel lines, are capable of loading ocean going vessels at rates up to 15,000 barrels per hour. The approximately $67 million project is a response to customers’ growing demand for waterborne outlets for refined products along the ship channel, and is supported by firm vessel commitments from existing customers at Kinder Morgan’s Galena Park and Pasadena terminals.

•
Site grading and ground work continued in the first quarter at the Base Line Terminal, a new crude oil storage facility being developed in Edmonton, Alberta.  In March 2015, Kinder Morgan and Keyera Corp. announced the new 50-50 JV terminal and entered into long-term, firm take-or-pay agreements with strong, creditworthy customers to build 12 tanks totaling 4.8 million barrels of crude oil storage capacity.  KMI’s investment in the joint venture terminal is approximately CAD$372 million. Commissioning is expected to begin in the fourth quarter of 2017.

•
Work continues on the Kinder Morgan Export Terminal (KMET) along the Houston Ship Channel. The approximately $227 million project includes 12 storage tanks with 1.5 million barrels of storage capacity, one ship dock, one barge dock and cross-channel pipelines to connect with Kinder Morgan's Galena Park terminal. KMET is anticipated to be in service in the first quarter of 2017.

•
Construction continues on tanker new-build programs at General Dynamics’ NASSCO Shipyard and Philly Shipyard, Inc. that will see Kinder Morgan’s American Petroleum Tankers (APT) fleet grow from eight vessels to 16 vessels by the end of 2017. Our newest vessel, the Lone Star State, was delivered in December 2015 and immediately placed on long-term time charter with a major integrated oil company. Four additional deliveries are scheduled in each of 2016 and 2017 between the two shipyards, and the program remains materially on-time and on-budget.

Products Pipelines

•
Kinder Morgan continues to make progress on its Utopia East pipeline project, which remains on track for an in-service date of Jan. 1, 2018. The new pipeline will originate in Harrison County, Ohio, and connect with an existing Kinder Morgan pipeline and facilities in Fulton County, Ohio, transporting ethane and ethane-propane mixtures eastward to Windsor, Ontario, Canada. The approximately $500 million Utopia pipeline will have an initial design capacity of 50,000 barrels per day (bpd), and the system is expandable to more than 75,000 bpd. The project is fully supported by a long-term, fee-based transportation agreement with a petrochemical customer.

Kinder Morgan Canada

•
Kinder Morgan Canada is currently seeking an approval recommendation from the National Energy Board (NEB) for the Trans Mountain Expansion project. On Feb. 17, 2016, the official NEB record has closed upon filing of Trans Mountain’s final written reply argument. The NEB will make its final recommendation to the federal Government in Council by May 20, 2016.  The federal government has indicated it will require additional time to review aspects of the project and has extended the deadline for the Order in Council decision to Dec. 20, 2016. If approved, the company expects the project to be in-service by the end of 2019. The in-service date for the expansion will depend on the final conditions contained in the NEB recommendation and the final Order in Council from the federal government. The proposed USD$5.4 billion expansion will increase capacity on Trans Mountain from approximately 300,000 to 890,000 bpd. Thirteen companies have signed firm long-term contracts supporting the project for approximately 708,000 bpd. Kinder Morgan Canada continues to engage extensively with landowners, Aboriginal groups, communities and stakeholders along the proposed expansion route and marine communities.

Financings

•
On Jan. 26, 2016, KMI entered into a $1.0 billion three-year unsecured term loan facility with a variable interest rate, which is determined using the same pricing grid used for interest on the company’s revolving credit facility borrowings.

•
On Jan. 26, 2016, KMI increased the capacity of its revolving credit agreement from $4.0 billion to $5.0 billion, in accordance with the terms of its revolving credit agreement. The other terms of the revolving credit agreement remain the same.

Kinder Morgan, Inc. (NYSE: KMI) is the largest energy infrastructure company in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and approximately 180 terminals. The company’s pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals, and handle bulk materials like coal and petroleum coke. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, April 20, at
www.kindermorgan.com for a LIVE webcast conference call on the company’s first quarter earnings.

The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow before certain items (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A), and certain items (Segment earnings before DD&A and certain items), and net income before interest expense, taxes, DD&A and certain items (EBITDA) are presented in this news release.
“Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, asset impairments, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example certain legal settlements, hurricane impacts and casualty losses.
DCF is a significant metric used by us and by external users of our financial statements to evaluate our performance and to measure and estimate the ability of our assets to generate cash flow on an ongoing basis. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more accurately reflects our business’ ongoing cash generation capacity than a similar measure with the certain items included. We believe the GAAP measure most directly comparable to DCF is net income. A reconciliation of DCF to net income is provided in this release. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment earnings before DD&A and certain items is used by management for similar reasons in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess the segments’ respective performance. We believe the GAAP measure most directly comparable to Segment earnings before DD&A and certain items is segment earnings before DD&A. Segment earnings before DD&A and certain items is calculated by adjusting for the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A.
EBITDA is used by management and external users, in conjunction with our net debt, as a measure to evaluate certain leverage metrics. We believe EBITDA is useful to investors because it is a measure that management uses to assess the company’s leverage measures. We believe the GAAP measure most directly comparable to EBITDA is net income before interest expense, taxes and DD&A. EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A for the certain items, which are specifically identified in the footnotes to the accompanying tables.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment earnings before DD&A and certain items and EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Kinder Morgan’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year-ended December 31, 2015 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

# # #

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Revenues	$3,195	$3,597

Costs, expenses and other
Costs of sales	731	1,090
Operations and maintenance	565	505
Depreciation, depletion and amortization	551	538
General and administrative	190	216
Taxes, other than income taxes	108	115
Loss on impairments and disposals of long-lived assets, net	235	54
Other (income) expense, net	(1)	1
	2,379	2,519

Operating income	816	1,078

Other income (expense)
Earnings from equity investments	94	76
Amortization of excess cost of equity investments	(14)	(12)
Interest, net	(441)	(512)
Other, net	13	13

Income before income taxes	468	643

Income tax expense	(154)	(224)

Net income	314	419

Net loss attributable to noncontrolling interests	1	10

Net income attributable to Kinder Morgan, Inc.	315	429

Preferred stock dividends	(39)	—

Net income available to common stockholders	$276	$429

Class P Shares
Basic and diluted earnings per common share	$0.12	$0.20

Basic weighted average common shares outstanding (1)	2,229	2,141

Diluted weighted average common shares outstanding (1)	2,229	2,151

Declared dividend per common share	$0.125	$0.480

Segment EBDA
Natural Gas Pipelines	$992	$1,015
CO2	186	336
Terminals	253	270
Products Pipelines	179	246
Kinder Morgan Canada	40	41
Other	(8)	(6)
Total Segment EBDA	$1,642	$1,902

Notes
(1)	For all periods presented, all potential common share equivalents were antidilutive, except for the three months ended March 31, 2015 during which the KMI warrants were dilutive.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Segment earnings before DD&A and amort. of excess investments (1)
Natural Gas Pipelines	$1,130	$1,087
CO2	223	281
Terminals	269	264
Product Pipelines	287	245
Kinder Morgan Canada	40	41
Other	(9)	(6)
Subtotal	1,940	1,912

DD&A and amortization of excess investments	(565)	(550)
General and administrative (1) (2)	(176)	(169)
Interest, net (1) (3)	(511)	(514)
Subtotal	688	679

Book taxes (4)	(242)	(234)
Certain items
Acquisition expense (5)	(3)	(11)
Pension plan net benefit	1	12
Fair value amortization	24	23
Legal and environmental reserves (6)	(35)	(64)
Mark to market and ineffectiveness (7)	30	64
Loss on asset disposals/impairments, net	(85)	(79)
Project write-offs	(170)	—
Other	3	7
Subtotal certain items before tax	(235)	(48)
Book tax certain items	103	22
Total certain items	(132)	(26)
Net income	$314	$419

Net income before certain items	$446	$445
Net income attributable to noncontrolling interests (8)	(5)	(5)
Depreciation, depletion and amortization (9)	652	634
Book taxes (10)	279	262
Cash taxes (11)	(2)	2
Other items (12)	10	8
Sustaining capital expenditures (13)	(108)	(104)
DCF before certain items	1,272	1,242
Preferred stock dividends	(39)	—
DCF before certain items available to common stockholders	$1,233	$1,242

Weighted Average Common Shares Outstanding for Dividends (14)	2,237	2,159

DCF per common share before certain items	$0.55	$0.58
Declared dividend per common share	$0.125	$0.480

EBITDA (15)	$1,883	$1,850

Notes ($ million)
(1)
Excludes certain items:
1Q 2016 - Natural Gas Pipelines $(138), CO2 $(37), Terminals $(16), Products Pipelines $(108), Other $1, general and administrative $(6), interest expense $69.
1Q 2015 - Natural Gas Pipelines $(72), CO2 $55, Terminals $6, Products Pipelines $1, general and administrative expense $(38).

(2)	General and administrative expense is net of management fee revenues from an equity partner: 1Q 2016 - $(8) 1Q 2015 - $(9)
(3)	Interest expense excludes interest income that is allocable to the segments: 1Q 2016 - Products Pipelines $1. 1Q 2015 - Products Pipelines $1, Other $1.
(4)
Book tax expense excludes book tax certain items. Also excludes income tax that is allocated to the segments:
1Q 2016 - Natural Gas Pipelines $(2), CO2 $(1), Terminals $(7), Products Pipelines $1, Kinder Morgan Canada $(6).
1Q 2015 - Natural Gas Pipelines $(2), CO2 $(2), Terminals $(4), Products Pipelines $(1), Kinder Morgan Canada $(3).

(5)	Acquisition expense related to closed or pending acquisitions.
(6)	Legal reserve adjustments related to certain litigation and environmental matters.
(7)	Mark to market gain or loss is reflected in segment earnings before DD&A at time of physical transaction.
(8)
Represents net income allocated to third-party ownership interests in consolidated subsidiaries. Excludes noncontrolling interests of $6 million and $15 million in 1Q 2016 and 1Q 2015, respectively, related to impairments and project write-offs included as certain items.

(9)	Includes KMI's share of certain equity investees' DD&A: 1Q 2016 - $87 1Q 2015 - $84
(10)	Excludes book tax certain items and includes income tax allocated to the segments. Also, includes KMI's share of taxable equity investees' book tax expense: 1Q 2016 - $22 1Q 2015 - $16
(11)	Includes KMI's share of taxable equity investees' cash taxes: 1Q 2016 - $(4) 1Q 2015 - $1
(12)	Consists primarily of non-cash compensation associated with our restricted stock program.
(13)	Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which we add back DD&A): 1Q 2016 - $(22) 1Q 2015 - $(18)
(14)	Includes restricted stock awards that participate in common share dividends and dilutive effect of warrants, as applicable.
(15)
EBITDA is net income before certain items, less net income attributable to noncontrolling interests (before certain items), plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax), and interest expense, with any difference due to rounding.

Volume Highlights (historical pro forma for acquired assets)

	Three Months Ended March 31,
	2016	2015

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1) (2)	30,392	30,859
Sales Volumes (BBtu/d) (3)	2,331	2,395
Gas Gathering Volumes (BBtu/d) (2) (4)	3,207	3,548
Crude/Condensate Gathering Volumes (MBbl/d) (2) (5)	344	329

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.18	1.23
Southwest Colorado Production - Net (Bcf/d) (6)	0.59	0.58
Sacroc Oil Production - Gross (MBbl/d) (7)	30.54	35.73
Sacroc Oil Production - Net (MBbl/d) (8)	25.44	29.76
Yates Oil Production - Gross (MBbl/d) (7)	19.03	18.79
Yates Oil Production - Net (MBbl/d) (8)	8.47	8.43
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (7)	6.83	5.23
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (8)	5.77	4.39
NGL Sales Volumes (MBbl/d) (9)	9.90	10.01
Realized Weighted Average Oil Price per Bbl (10) (11)	$59.55	$72.62
Realized Weighted Average NGL Price per Bbl (11)	$13.32	$20.70

Terminals
Liquids Leasable Capacity (MMBbl)	87.0	81.5
Liquids Utilization %	94.8%	94.9%
Bulk Transload Tonnage (MMtons) (12)	13.7	16.2
Ethanol (MMBbl)	15.3	16.0

Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (13)	68.0	66.8
Diesel	24.8	24.9
Jet Fuel	22.1	21.0
Sub-Total Refined Product Volumes - excl. Plantation and Parkway	114.9	112.7
Plantation (MMBbl) (14)
Gasoline	20.7	20.0
Diesel	4.7	5.2
Jet Fuel	3.0	3.5
Sub-Total Refined Product Volumes - Plantation	28.4	28.7
Parkway (MMBbl) (14)
Gasoline	2.7	1.6
Diesel	0.8	0.7
Jet Fuel	—	—
Sub-Total Refined Product Volumes - Parkway	3.5	2.3
Total (MMBbl)
Gasoline (13)	91.4	88.4
Diesel	30.3	30.8
Jet Fuel	25.1	24.5
Total Refined Product Volumes	146.8	143.7
NGLs (MMBbl) (15)	9.4	9.7
Crude and Condensate (MMBbl) (16)	30.9	18.5
Total Delivery Volumes (MMBbl)	187.1	171.9
Ethanol (MMBbl) (17)	10.1	9.9

Trans Mountain (MMBbls - mainline throughput)	28.6	27.6

(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Volumes for acquired pipelines are included for all periods.
(3)	Includes Texas Intrastates and KMNTP.
(4)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano, North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(5)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(6)	Includes McElmo Dome and Doe Canyon sales volumes.
(7)	Represents 100% production from the field.
(8)	Represents KMI's net share of the production from the field.
(9)	Net to KMI.
(10)	Includes all KMI crude oil properties.
(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.
(12)	Includes KMI's share of Joint Venture tonnage.
(13)	Gasoline volumes include ethanol pipeline volumes.
(14)	Plantation and Parkway reported at KMI share.
(15)	Includes Cochin and Cypress (KMI share).
(16)	Includes KMCC, Double Eagle (KMI share), and Double H.
(17)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	March 31,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$175	$229
Other current assets	2,306	2,595
Property, plant and equipment, net	41,042	40,547
Investments	6,035	6,040
Goodwill	23,801	23,790
Deferred charges and other assets	10,870	10,903
TOTAL ASSETS	$84,229	$84,104

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$1,702	$821
Other current liabilities	2,694	3,244
Long-term debt	40,093	40,632
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	1,912	1,674
Other	2,182	2,230
Total liabilities	48,683	48,701

Shareholders' Equity
Accumulated other comprehensive loss	(414)	(461)
Other shareholders' equity	35,594	35,580
Total KMI equity	35,180	35,119
Noncontrolling interests	366	284
Total shareholders' equity	35,546	35,403
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$84,229	$84,104

Debt, net of cash (1)	$41,555	$41,224

	EBITDA Twelve Months Ended
	March 31,	December 31,
EBITDA (2)	2016	2015
Net income before certain items	$1,650	$1,649
Net income attributable to noncontrolling interests	(18)	(18)
DD&A and amortization of excess investments	2,701	2,683
Book taxes	993	976
Interest, net	2,079	2,082
EBITDA	$7,405	$7,372

Debt to EBITDA	5.6	5.6

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $65 million and less than $1 million as of March 31, 2016 and December 31, 2015, respectively, as we have entered into swaps to convert that debt to US$.

(2)
EBITDA is net income before certain items, less net income attributable to noncontrolling interests (before certain items), plus DD&A (including KMI's share of certain equity investees' DD&A), book taxes (including income tax allocated to the segments and KMI’s share of certain equity investees’ book tax), and interest expense, with any difference due to rounding.